Exhibit 21
SUBSIDIARIES OF TRANSOCEAN PARTNERS LLC
(as of December 31, 2014)

Subsidiary Name	Jurisdiction
Transocean RIGP DCL LLC	Delaware
Transocean RIGP DD3 LLC	Delaware
Transocean RIGP DIN LLC	Delaware
Transocean RIGP DCL Opco Limited	Cayman Islands
Transocean RIGP DD3 Opco Limited	Cayman Islands
Transocean RIGP DIN Opco Limited	Cayman Islands
Triton RIGP DCL Holdco Limited	England & Wales
Triton RIGP DD3 Holdco Limited	England & Wales
Triton RIGP DIN Holdco Limited	England & Wales
Triton RIGP DCL Holding Limited	Cayman Islands
Triton RIGP DD3 Holding Limited	Cayman Islands
Triton RIGP DIN Holding Limited	Cayman Islands